Exhibit 3.5

CERTIFICATE OF REDUCTION

OF CAPITAL

AEROSONIC CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors held on May 23, 1978, a resolution was duly adopted setting forth a proposed reduction of the capital of said corporation in the manner and to the extent hereinafter set forth.

SECOND: That pursuant to the provisions of Section 244 of The General Corporation Law of the State of Delaware a reduction of the capital of the corporation by the amount of Five hundred forty three thousand eight hundred sixty four dollars ($543,864) was authorized in the following manner:

Additional Paid-In Capital reduced by $543,864

THIRD: That the assets of the corporation remaining after such reduction are sufficient to pay any debts, the payment of which has not been otherwise provided for.

FOURTH: That this Certificate of Reduction of Capital shall be effective on January 31, 1978.

IN WITNESS WHEREOF, said AEROSONIC CORPORATION has caused this certificate to be signed by Herbert J. Frank, its President, attested by David S. Goldman, its Secretary, this 31 day of May, 1978.

AEROSONIC CORPORATION

		By	/s/ Herbert J. Frank
President
ATTEST:

By	/s/ David S. Goldman
Secretary